EXHIBIT 16.1

November 16, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of China Agritech, Inc. and Subsidiaries dated November 13, 2010 to be filed November 17, 2010 and are in agreement with those statements.

Crowe Horwath LLP
Sherman Oaks, California

cc:	Mr. Gene Bennet
Audit Committee Chairman
China Agritech Inc. and Subsidiaries